CONSOL ENERGY INC.
EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT
This Performance Share Unit Award Agreement set forth below (this “Agreement”) is dated as of the grant date (the “Grant Date”) set forth on Exhibit A and is between CONSOL Energy Inc., a Delaware corporation (the “Company”), and the individual to whom the Compensation Committee of the Board of Directors (the “Committee”) of the Company has made this Performance Award and whose name is set forth on Exhibit A (the “Participant”).
The Company has established the CONSOL Energy Inc. Equity Incentive Plan, as amended (the “Plan”), to advance the interests of the Company and its stockholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company. Unless the context otherwise requires, all capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.
Pursuant to the provisions of the Plan, the Committee has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of the Company, and has authorized the execution and delivery of this Agreement.
Agreement

1.Performance Share Unit Award. Subject to and pursuant to all terms and conditions stated in this Agreement and in the Plan, as of the Grant Date, the Company hereby grants a Performance Award to the Participant in the form of performance share units (the “Performance Share Units”) with the target number set forth on Exhibit A. Each Performance Share Unit awarded under this Agreement shall represent a contingent right to receive one share of the Company’s common stock as described more fully herein, to the extent such Performance Share Unit is earned and becomes payable pursuant to the terms of this Agreement. Notwithstanding, Performance Share Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purposes of calculating the value of benefits, if any, to be paid under this Agreement.
2.    Performance Period. The “Performance Period” means the performance period as set forth on Exhibit A.
3.    Performance Goals of the Performance Share Units. Subject to the provisions of this Agreement, the total number of Performance Share Units awarded to Participant will be earned (at a maximum award level of 200% of the target number of Performance Share Units awarded), if the performance measures set by and on file with the Committee are satisfied (each, a “Performance Goal”); provided, however, that the Committee has sole discretion to determine whether the Performance Goals, as defined, are met and the date of such determination shall be the vesting date of the Award (the “Vesting Date”) and provided, further, that the Award will only become payable, except as otherwise provided herein, if the Participant remains an employee of the Company and its subsidiaries through the Vesting Date. As a condition to receiving this Award, Participant agrees that all determinations made by the Committee are final and conclusive.
4.    Issuance and Distribution.
4.1    After the end of the Performance Period and prior to the commencement of the payment of Shares relating to the Award, the Committee shall certify in writing the extent to which the Performance Goals and any other material terms of this Agreement have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.
4.2    Subject to the terms and conditions of this Agreement, Performance Share Units earned by the Participant will be settled and paid in shares of the Company’s common stock in the first calendar year immediately following the end of the Performance Period on a date determined in the Committee’s discretion, but in no event later than March 15th of such year, subject to Participant’s satisfaction of all applicable income and employment withholding taxes (the “Payment Date”).
4.3    Notwithstanding any other provision of this Agreement, in the event of a Change in Control, as defined in Section 16 of the Plan, the Performance Goals will be deemed to have been achieved on such date and the Performance Share Units shall be paid based on performance relative to the Performance Goals as of such date, and the value of such units will be settled on the closing date of the Change in Control transaction (the “CiC Payment Date”); provided, further, in the event of a Change in Control, Performance Share Units may, in the Committee’s discretion, be settled in cash and/or securities or other property.
4.4    The Participant is required to hold, and not sell, transfer or otherwise dispose of fifty percent (50%) of the shares issued to the Participant following the vesting of the Performance Share Units (after accounting for the payment of any related taxes in connection with the vesting of the Performance Share Units) until the earlier of (i) ten (10) years from the Grant Date; or (ii) the Participant’s attainment of age sixty-two (62). [Note: Does not apply to Grades 14 or below]
5.    Dividends. Each Performance Share Unit will be cumulatively credited with dividends that are paid on the Company’s common stock in the form of additional units. These additional units shall be deemed to have been purchased on the record date for the dividend using the closing stock price of the Company’s common stock as reported in The Wall Street Journal and shall be subject to all the same conditions and restrictions as provided in this Agreement applicable to Performance Share Units.
6.    Change in Participant’s Status. In the event the Participant Separates from Service (i) on or after the date the Participant has reached the age of 62, (ii) on account of death or Disability, or (iii) by action taken by the Company (including any Affiliate) without Cause and after a decision by the Company’s Chief Executive Officer, in his or her sole and absolute discretion, that such Separation from Service without Cause qualifies for special vesting treatment hereunder (a “Qualifying Separation from Service without Cause”), prior to any Payment Date or the CiC Payment Date, as applicable, the Participant shall be entitled to retain the Performance Share Units and receive payment therefore to the extent earned and payable pursuant to the provisions of this Agreement; provided, however, that in the case of a Separation from Service on or after the Participant has reached the age of 62 or on account of Disability, the Participant shall only be entitled to retain a prorated portion of the Performance Share Units determined at the end of the Performance Period and based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period to the total number of months in the Performance Period. In the event the Participant Separates from Service for any other reason, including, but not limited to, by the Participant voluntarily, or by the Company (including any Affiliate) with Cause or without Cause (other than in connection with a Qualifying Separation of Service without Cause), prior to any Payment Date or the CiC Payment Date, as applicable, the Performance Share Units awarded to the Participant shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Affiliate. Any payments due a deceased Participant shall be paid to his or her estate as provided herein after the end of the Performance Period.
7.    Tax Consequences/Withholding.
7.1    It is intended that: (i) the Participant’s Performance Share Units shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined in Sections 409A and 3121(v)(2) of the Code; and (ii) the Participant shall have merely an unfunded, unsecured promise to be paid a benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.
7.2    Participant acknowledges that any income for federal, state or local income tax purposes, including payroll taxes, that the Participant is required to recognize on account of the vesting of the Performance Share Units and/or issuance of the Shares under this Award to Participant shall be subject to withholding of tax by the Company. In accordance with administrative procedures established by the Company, Participant may elect to satisfy Participant’s minimum statutory withholding tax obligations, if any, on account of the vesting of the Performance Share Units and/or issuance of Shares under this Award, in one or a combination of the following methods: in cash or by separate check made payable to the Company and/or by authorizing the Company to withhold from the Shares to be issued to the Participant a sufficient number of whole Shares distributable in connection with this Award equal to the applicable minimum statutory withholding tax obligation or as otherwise approved by the Committee.
7.3    This Agreement is intended to comply with, or be excepted from coverage under, Section 409A of the Code and the regulations promulgated thereunder and shall be administered, interpreted and construed accordingly. Notwithstanding any provision of this Agreement to the contrary, if any benefit provided under this Agreement is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of the Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Notwithstanding, Section 409A may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this Agreement or the Plan shall be construed to obligate any member of the Committee or Board, the Company or any Affiliate (or its employees, officers or directors) for any such taxes or other charges.
7.4    Notwithstanding any provision of this Agreement to the contrary, if the Award of Performance Share Units under this Agreement is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Agreement would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
8.    Non-Competition.
8.1    The Participant hereby agrees that this Section 8 is reasonable and necessary in order to protect the legitimate business interests and goodwill of the Company, including the Company’s trade secrets, valuable confidential business and professional information, substantial relationships with prospective and existing customers and clients, and specialized training provided to the Participant and other employees of the Company. The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that during the term of Participant’s employment and for a period of [two (2) years][one (1) year][six (6) months] after the termination thereof:
(a)    The Participant will not directly or indirectly engage in any business substantially similar to any line of business conducted by the Company or any of its Affiliates, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Affiliates conducted business;
(b)    The Participant will not contact, solicit, perform services for, or accept business from any customer or prospective customer of the Company or any of its Affiliates;
(c)    The Participant will not directly or indirectly induce any employee of the Company or any of its Affiliates to: (1) engage in any activity or conduct which is prohibited pursuant to subparagraph 8.1(a); or (2) terminate such employee’s employment with the Company or any of its Affiliates. Moreover, the Participant will not directly or indirectly employ or offer employment (in connection with any business substantially similar to any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months; and
(d)    The Participant will not directly or indirectly assist others in engaging in any of the activities, which are prohibited under subparagraphs (a) — (c) above.
8.2    It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable against such Participant. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The restrictive covenants set forth in this Section 8 shall be extended by any amount of time that the Participant is in breach of such covenants, such that the Company receives the full benefit of the time duration set forth above.
9.    Confidential Information and Trade Secrets. The Participant and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Participant will not at any time during or after the Participant’s employment with the Company (including any Affiliate) disclose or use for such Participant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of such Participant’s breach of this covenant. The Participant agrees that upon termination of employment with the Company (including any Affiliate) for any reason, the Participant will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that the Participant may retain personal notes, notebooks and diaries. The Participant further agrees that the Participant will not retain or use for the Participant’s own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.
Notwithstanding the foregoing, nothing in this Agreement restricts or prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited, to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under state or federal law or regulation.  The Participant does not need the prior authorization of the Company to make such reports or disclosures.  The Participant is not required to notify the Company that he or she has made any such reports or disclosures.
10.    Remedies/Forfeiture.
10.1    The Participant acknowledges that a violation or attempted violation on the Participant’s part of Sections 8 and/or 9 will cause irreparable damage to the Company and its Affiliates, and the Participant therefore agrees that the Company and its Affiliates shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participant or the Participant’s employees, partners or agents. The Participant agrees that such right to an injunction is cumulative, in addition to whatever other remedies the Company (including any Affiliate) may have under law or equity and to the Participant’s obligations to make timely payment to the Company as set forth in Section 10.2 of this Agreement. The Participant further acknowledges and agrees that the Participant’s Performance Share Units shall be cancelled and forfeited without payment by the Company if the Participant breaches any of his obligations set forth in Sections 8 and 9 herein.
10.2    At any point after becoming aware of a breach of any obligation set forth in Sections 8 and 9 of this Agreement, the Company shall provide notice of such breach to the Participant. By agreeing to receive the Performance Share Units pursuant to this Agreement, the Participant agrees that within ten (10) days after the date the Company provides such notice, the Participant shall pay to the Company in cash an amount equal to any and all distributions paid to or on behalf of such Participant under this Agreement within the six (6) months prior to the date of the earliest breach. The Participant agrees that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Agreement, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from the Participant’s breach of the obligations set forth in Sections 8 and/or 9. The Participant agrees that timely payment to the Company as set forth in this provision of this Agreement is reasonable and necessary because the compensatory damages that will result from breaches of Sections 8 and/or 9 cannot readily be ascertained. Further, the Participant agrees that timely payment to the Company as set forth in this provision of this Agreement is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 10.
11.    Assignment/Nonassignment.
11.1    The Company shall have the right to assign this Agreement, including without limitation Sections 8 and/or 9, and the Participant agrees to remain obligated by all provisions of this Agreement that are assigned to any successor, assign or surviving entity. Any successor to the Company is an intended third party beneficiary of this Agreement.
11.2    The Performance Share Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt by the Participant to Transfer the Performance Share Units in violation of the terms of this Agreement shall render the Performance Share Units null and void, and result in the immediate forfeiture of such Performance Share Units, without payment by the Company.
12.    Impact on Benefit Plans. Payments under this Agreement shall not be considered as earnings for purposes of the Company’s and/or Affiliate’s qualified retirement plans or any other retirement or benefit plan unless specifically provided for therein. Nothing herein shall prevent the Company or any Affiliate from maintaining additional compensation plans and arrangements for its employees.
13.    Successors; Changes in Stock. The obligation of the Company under this Agreement shall be binding upon the successors and assigns of the Company. If a dividend or other distribution shall be declared upon the Company’s common stock payable in Shares, the Performance Share Units and the Shares on which the Performance Goals are based shall be adjusted by adding thereto the number of Shares which would have been distributable thereon if such shares and Performance Share Units had been actual Shares and outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend or distribution. In the event of any spin-off, split-off or split-up, dividend in property other than cash, recapitalization or other change in the capital structure of the Company, or any merger, consolidation, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or any other corporate transaction or event having an effect similar to any of the foregoing, or extraordinary distribution to stockholders of the Company’s common stock, the Performance Share Units, the Shares relating to the Performance Share Units, and the Performance Goals shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Code Section 162(m) and Section 409A, as applicable.
In the case of a Change in Control, any obligation under this Agreement shall be handled in accordance with the terms of Section 4 hereof. In any case not constituting a Change in Control in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the value of the Performance Share Units constituting the Award shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, (ii) there shall be substituted for each Performance Share Unit constituting the Award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding Share shall be so changed or for which each such Share shall be exchangeable, and (iii) the Share on which the Performance Goals are based shall be appropriately and equitably adjusted, provided any such adjustments shall be consistent with Code Section 162(m) and Section 409A, as applicable. In the case of any such adjustment, the Performance Share Units shall remain subject to the terms of the Agreement.
14.    Governing Law, Jurisdiction, and Venue.
14.1    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law.
14.2    The Participant hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement (whether such action or proceeding arises under contract, tort, equity or otherwise). The Participant hereby irrevocably waives any objection which the Participant now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.
14.3    Jurisdiction over, and venue of, any such action or proceeding shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.
14.4    Provided that the Company commences any such action or proceeding in the courts identified in Section 14.3, the Participant irrevocably waives the Participant’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. The Participant agrees to reimburse the Company for all of the attorneys’ fees and costs it incurs to oppose the Participant’s efforts to challenge or object to litigation proceeding in the courts identified in Section 14.3 with respect to actions arising out of or relating to this Agreement (whether such actions arise under contract, tort, equity or otherwise).
15.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
16.    Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
17.    Funding. This Agreement is not funded and all amounts payable hereunder, if any, shall be paid from the general assets of the Company or its Affiliate, as applicable. No provision contained in this Agreement or the Plan and no action taken pursuant to the provisions of this Agreement or the Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent the Participant acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.
18.    Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.
19.    Awards Subject to Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
20.    Amendment or Termination of this Agreement. This Agreement may be modified, amended, suspended or terminated by the Committee at any time; provided, however, that no modification, amendment, suspension or termination of the Plan or this Agreement shall adversely affect the rights of the Participant under this Agreement without the consent of such Participant. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Agreement or a Performance Share Unit award, or take any other action it deems necessary or advisable, to cause the Agreement to comply with Section 409A or Section 162(m) (or an exception thereto). Any modification, amendment, suspension or termination shall only be effective upon a writing issued by the Company, and the Participant shall not offer evidence of any purported oral modifications or amendments to vary or contradict the terms of this Agreement document.
21.    Clawback. Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of Shares delivered hereunder), whether in the form of cash or otherwise, shall be subject to recoupment and recapture to the extent necessary to comply with the requirements of any Company-adopted policy and/or laws or regulations, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Exchange Act, Section 304 of the Sarbanes Oxley Act of 2002, the New York Stock Exchange Listed Company Manual or any rules or regulations promulgated thereunder with respect to such laws, regulations and/or securities exchange listing requirements, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to this grant and recovery of amounts relating thereto.  By accepting this grant of Performance Share Units, the Participant agrees and acknowledges that he or she is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover, recoup or recapture this grant of Performance Share Units or amounts paid under the Plan pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover, recoup or recapture this grant of Performance Share Units or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or other grants.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below. This Agreement may be executed in more than one counterpart, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

PARTICIPANT

Dated: ___________________
    [Insert name]

CONSOL ENERGY INC.

Dated: ___________________
Nicholas J. Deluliis

Exhibit A

Participant:

Grant Date:

Performance Share Units (Target):

Performance Period:

1